CONSULTING AGREEMENT

                                Between

         BLUE DOLPHIN SERVICES CO. AND COLUMBUS PETROLEUM LTD.



Confirming our recent discussions, Columbus Petroleum Ltd. ("CPL") will utilize its resources to assist Blue Dolphin Services Co. ("Blue
Dolphin") in identifying and developing suitable business opportunities.

Both parties recognize that considerable work needs to be done to find and evaluate a project, and that this work typically will stretch over a significant period of time.

CPL will utilize its resources to search for and develop investment opportunities in the order of magnitude of $500,000 to $10 million. The opportunities shall be, but not limited to: producing oil and gas properties, pipelines, storage facilities, gas plants and similar infrastructure to handle oil and gas. The emphasis will be on gas and the geographical area will be outside the United States.

CPL will analyze each business opportunity in sufficient detail to enable Blue Dolphin to make a preliminary decision as to whether or not to invest.

CPL will invoice Blue Dolphin monthly, at the rate of $200.00 per hour, for time spent in provision of the contemplated services to Blue
Dolphin.

CPL is an independent contractor, and is not and shall not be construed as an agent, employee or attorney-in-fact of Blue Dolphin. CPL is responsible for payment of all Federal and/or state taxes, fees and/or assessments to which any consideration paid by Blue Dolphin to CPL may be subject.

Accepted and agreed to this 1st day of July, 1995.



Michael J. Jacobson                  Ivar Siem
Blue Dolphin Services Co.            Columbus Petroleum Ltd.